EXHIBIT 14

PAR PHARMACEUTICAL COMPANIES, INC.

CODE OF ETHICS

CORPORATE GOVERNANCE:  Code of Ethics

As amended by the Board of Directors, July 2010

TABLE OF CONTENTS

I.	PURPOSE OF CODE OF ETHICS	1
II.	GENERAL STANDARDS OF CONDUCT	1
	A. Board of Directors...............................................................................................	1
	Conflicts of Interest .............................................................................................	1
	Duties ................................................................................................................	1
	Confidentiality ....................................................................................................	1
	Fair Dealing .......................................................................................................	2
	Safeguard of Assets ...........................................................................................	2
	Insider Trading ...................................................................................................	2
	Ethical Behavior .................................................................................................	2
	B. Management Responsibilities ..............................................................................	2
	C. Ethics Officer Responsibilities .............................................................................	3
	D. Employees .........................................................................................................
	Ethical Conduct ..................................................................................................	4
	Gifts/Payments/Bribes ........................................................................................	4
	Political Activities ..............................................................................................	5
	Conflicts of Interest ............................................................................................	5
	False or Disparaging Statements .........................................................................	5
	Insider Trading ..................................................................................................	5
	Company Funds and Property; Record Keeping ...................................................	5
	Confidentiality ...................................................................................................	5
III.	REPORTING OF VIOLATIONS ............................................................................	6
IV.	GOVERNMENT REPORTS, INTERVIEW AND INVESTIGATIONS ...................	7
V.	COMPLIANCE WITH LAWS AND REGULATIONS ...........................................	7
VI.	PAYMENTS TO AND RELATIONSHIPS WITH HEALTHCARE PROFESSIONALS AND GOVERNMENT OFFICIALS .........................................	8
VII.	USE OF COMPANY FUNDS AND PROPERTY; RECORD-KEEPING ................	9
VIII.	CONFLICTS OF INTEREST ..................................................................................	10
1X.	GIFTS FROM THIRD PARTIES ............................................................................	10
X.	INSIDER TRADING .............................................................................................	11
XI.	COMPLIANCE WITH LAW AND CODE OF ETHICS ........................................	11
XII.	NO RIGHTS CREATED .......................................................................................	12
	ACKNOWLEDGMENT FORM .............................................................................	13

CORPORATE GOVERNANCE:  Code of Ethics i

As amended by the Board of Directors, July 2010

PAR PHARMACEUTICAL COMPANIES, INC.

CORPORATE GOVERNANCE:

CODE OF ETHICS

I. PURPOSE OF CODE OF ETHICS

Par Pharmaceutical Companies, Inc. requires compliance with its Code of Ethics by its officers, employees and directors and the officers, employees and directors of all of its direct and indirect subsidiaries (collectively, the “Company”).  The purpose of this Code of Ethics is to promote the honest and ethical conduct of all individuals employed by or associated with the Company.

The Company expects honest and ethical conduct from all of its employees in all aspects of its business. Employees must conduct their activities in accordance with all applicable laws and regulations.  Compliance with this Code is a condition of employment, and any violations of the Code may result in disciplinary action, up to and including termination of employment.

II. GENERAL STANDARDS OF CONDUCT

A. Board of Directors

Conflicts of Interest.  Each director must take reasonable steps to avoid any conflicts of interest between the director and the Company.  Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, should be disclosed promptly to the Ethics Officer (see Section II.C below).  A “conflict of interest” can occur when a director’s personal interest interferes – or even appears to interfere – with the interests of the Company as a whole.  A conflict situation can arise when a director takes actions or has interests that may make it difficult to perform his/her Company work objectively and effectively.  Conflicts of interest also arise when a director, or a member of his/her immediate family, receives improper personal benefits as a result of his/her position as a director of the Company.  “Immediate family” includes a director’s spouse, parents, children, siblings, mothers-in-law and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than employees) who shares such director’s home.  Directors must comply with the Company’s Policy Regarding Director Notification of Certain Relationships in order to ensure communication to the Company of any conflicts of interest that could impact a director’s independence.

Duties.  Directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  Directors are prohibited from (a) taking for themselves opportunities that are discovered through the use of corporate property, information or position, (b) using corporate property, information or position for personal gain and (c) competing with the Company for business opportunities.

Confidentiality.  Directors shall maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company that comes to them,

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As amended by the Board of Directors, July 2010

from whatever source, in their capacity as a director, except when disclosure is authorized or legally mandated.  “Confidential information” includes all nonpublic or proprietary information relating to the Company.

Fair Dealing.  Directors shall ensure fair dealing by employees, officers and directors with the Company’s customers, suppliers, competitors and employees.  The directors have placed responsibility of overseeing fair dealing by employees, officers and directors with management of the Company. “Fair dealing” means the avoidance of unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.  This provision will have no effect on existing legal rights and obligations of the Company and its employees, including “at will” employment arrangements.

Safeguard of Assets.  Directors shall protect the Company’s assets and encourage their efficient use.  All Company assets should be used only for legitimate business purposes.  See Section VII below.

Insider Trading.  Directors shall comply, and oversee compliance by employees, officers and other directors, with laws, rules and regulations applicable to the Company, including insider trading laws.  The Directors have placed responsibility for enforcement of compliance by employees, officers and other directors of all laws, rules and regulations applicable to the Company, including insider trading laws, with management of the Company.  In connection therewith, the Board adopted the Amended and Restated Policy Statement on the Prevention of Insider Trading, Selective Disclosure and Related Matters for the Company (see Section X below).

Ethical Behavior.  Directors should promote ethical behavior and take steps to ensure that the Company (a) encourages employees to report to appropriate personnel any violations of laws, rules, regulations or the Company’s Code of Ethics, (b) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation and (c) has a policy that assures employees that the Company will not retaliate for reports made in good faith.  See Section III below.

B. Management Responsibilities

The Chief Executive Officer (CEO) and Chief Financial Officer (CFO) of the Company and its subsidiaries should set an example for employees under their supervision by making and demonstrating their own personal commitment to the Company’s operating principles of integrity and honesty.  Management should promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; and compliance with applicable governmental rules and regulations.  The CEO and CFO should evaluate contemplated transactions and products in terms of appropriateness, ethics and the Company’s good reputation.  The CEO and CFO shall give their full support to the Ethics Officer in performance of his or her corporate governance responsibilities.

The CEO and CFO shall take direction from and report fully and regularly to the Board of Directors of the Company, which is to monitor their activities and oversee corporate strategy.  In

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that regard, the CEO and CFO must timely bring to the attention of the Board of Directors any information that materially affects the business of the Company and its subsidiaries.  The CEO and CFO must not take steps to implement any important corporate activity without first securing the approval of the Board of Directors as to the proper course of action.  It is the responsibility of the CEO and CFO to make sure that all Company transactions are properly authorized and Company assets safeguarded against unauthorized and improper use.  The CEO and CFO must promptly bring to the Board’s attention any information of which they may become aware that affects the disclosures made by the Company in its public filings and otherwise assist the Board in fulfilling its responsibilities.

The Board of Directors has delegated certain of its responsibilities to specific committees of the Board of Directors.  Each of the committees has a charter that sets out their principal duties and responsibilities.  The Audit, Nominating and Compensation Committees are composed entirely of independent directors.  The CEO and CFO shall take direction from and report fully to the committees of the Board of Directors with respect to their areas of responsibilities.

It is the CEO’s responsibility to implement the decisions of the Board of Directors and direct the day to day operations of the Company, including marketing, sales, production and personnel.  The CEO shall report to the Board all matters related to business transactions, operations, finance, and any other matters material to the Company within the CEO’s purview or knowledge and carry out such other duties, or wind down and transition his existing duties, as may from time to time be directed by the Board of Directors.

The CFO is responsible for analyzing and reviewing financial data, reporting financial performance, preparing budgets, and monitoring expenditures and costs.  The CFO is required to present this information on a regular basis to the Board of Directors and to stockholders and regulatory bodies.  The CFO shall ensure that the Company’s accounting practices provide full and fair disclosure of the financial condition of the Company in compliance with applicable accounting rules and regulations and the maintenance of all books and records in such a way as to fully reflect all Company transactions and to enable the preparation of accurate and timely periodic reports.

The CEO and CFO must certify that the Company’s financial reporting does not contain false statements or omissions of material facts, such as non-compliance with regulations.  In the performance of their duties, the CEO and CFO are prohibited from knowingly misrepresenting facts.  The CEO and CFO will be considered to have knowingly misrepresented facts if they knowingly make, permit or direct another to make false or misleading statements.

The CEO and CFO should establish and maintain internal disclosure controls and procedures in fulfillment of their responsibilities.  These include clear policies, proper records management systems, adequate audit controls and training programs.

C. Ethics Officer Responsibilities

The General Counsel shall perform the function of Ethics Officer. The Ethics Officer shall have the support of the CEO and CFO of the Company and subsidiaries and shall report to the Board of

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Directors and relevant Board committees.  The Ethics Officer also shall be charged with representing the Company to the investment community with respect to corporate governance.

The Ethics Officer shall assist the Audit Committee of the Board in its oversight of the operation of this Code of Ethics and serve as the liaison to corporate governance ratings organizations.  The Ethics Officer shall assess the adequacy of this Code periodically and recommend any changes to the Audit Committee.  Any changes made to the Code shall be explained and disclosed on a prompt basis.

The Ethics Officers shall assist the Audit Committee in determining appropriate actions to be taken in the event of violations of the Code.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code.  In determining what action is appropriate in a particular case, consideration should be given to all relevant information, including the severity of the violation, whether the violation was a single occurrence or a repeated occurrence, whether the violation appears to been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

D.  Employees

Ethical Conduct.  One of the Company’s strongest employee strengths is our collective reputation of integrity and honesty.  A fundamental principle on which the Company will operate its business is full compliance with applicable laws and regulations, including, for example, antitrust, unfair competition and deceptive trade laws, as well as equal employment, labor and safety, and health laws.  The Company will also conduct its business in accordance with sound ethical standards.  Achieving business results by illegal acts or unethical conduct is not acceptable.  All employees must conform their conduct to these requirements.

Gifts/Payments/Bribes.

•  Employees must not offer, give, solicit or receive any bribe, payment, gift or thing of value to or from any person or entity with whom the Company has been or is seeking or presently has any business or regulatory relationship, except for gifts of a nominal value which are legal and given in the ordinary course of business.  All employees must promptly report the offering or receipt of gifts above a nominal value to their supervisor.  This rule does not bar authorized and reasonable travel and entertainment expenses incurred in the normal conduct of the Company’s business, except that employees may not entertain government personnel in connection with the Company’s business.

• Employees must not directly or indirectly authorize, pay, promise, deliver or solicit any payment, gratuity or favor for the purpose of influencing any political official or government employee in the discharge of that person’s responsibilities.

• See Sections VI and IX below for further details.

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Political Activities.  All political activities relating to the Company must be conducted in full compliance with applicable law.  No Company funds or property may be used for any political contribution or purpose unless first approved by the CEO.  Employees may make direct contributions of their own money to political candidates and activities of their choice, but these contributions will not be reimbursed by the Company.

Conflicts of Interest.

• Other than their compensation from the Company, employees may not have a financial or other personal interest in a transaction between the Company and a vendor, supplier, or customer unless otherwise permitted by the Company’s conflict of interest policy.

• Employees must not engage in any financial, business, or other activity which competes with the Company’s businesses, interferes or appears to interfere with the performance of their duties for the Company, or which involve the use of Company property, facilities or resources, except to the extent consistent with the Company’s conflict of interest policy.

• See Section VIII below.

False or Disparaging Statements.  Employees must not make false or disparaging statements about competitors or their products or attempt to coerce customers into purchasing products or services from the Company.

Insider Trading.  All employees must comply with the Company’s policy on insider trading.  See Section X below.

Company Funds and Property; Record Keeping.  All of the Company’s business transactions must be carried out in accordance with management’s general or specific directives.  All the Company’s accounting books and records must be kept (created, maintained, retained, and destroyed) in accordance with law and generally accepted accounting standards or other applicable standards, including the Company’s Document Retention Policy.  All transactions, payments, receipts, accounts and assets must be completely and accurately recorded on the Company’s books and records on a consistent basis.  No payment may be approved or made with the intention or understanding that it will be used for any purpose other than that described in the supporting documentation for the payment.  All information recorded and submitted to other persons must not be used to mislead those who receive the information or to conceal anything that is improper.  See Section VII below.

Confidentiality.  All employees must maintain the confidentiality of the Company’s trade secrets, business information and information relating to the Company’s vendors, suppliers, and customers.  Employees must not use any such confidential or proprietary information except as is appropriate for the Company’s business.  Employees must not seek improperly to obtain or to misuse confidential information of the Company’s competitors.  Upon hire, all employees have signed the Company’s Trade Secret, Non-Disclosure and Restrictive Covenant Agreement.

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III. REPORTING OF VIOLATIONS

Illegal acts or improper conduct may subject the Company to severe civil and criminal penalties, including large fines and being barred from certain types of business.  It is, therefore, very important that any alleged or suspected illegal activity or violations of this Code be promptly brought to the Company’s attention.  In many cases, if the Company discovers and reports illegal acts to the appropriate governmental authorities, the Company may be subject to lesser penalties.

Any officer, employee or director who learns or reasonably suspects any violation of this Code or any alleged illegal activity by any officer, employee, director or another person acting on the Company’s behalf, must promptly report the alleged violation or illegal activity in person, by phone or in writing to the Ethics Officer.

It is a violation of this Code for officers, employees or directors not to report an alleged violation of the Code or any alleged illegal activity.  If there is a question about whether particular acts or conduct may be illegal or violate the Code, the officer, employee or director should contact the Ethics Officer.  If the alleged illegal acts or conduct in violation of the Code involve a person to whom such alleged illegal acts or violation might otherwise be reported, the alleged illegal acts or violation should be reported to another person to whom reporting is appropriate.

It is the Company’s policy to promptly, and thoroughly, investigate reports of alleged illegal activity or violations of this Code.  All officers, employees and directors must cooperate with these investigations.  It is a violation of this Code for officers, employees or directors to prevent, hinder or delay discovery and full investigation of alleged illegal acts or violations of this Code.

To the extent practicable, the Company will take reasonable precautions to maintain the confidentiality of those individuals who report alleged illegal activity or violations of this Code and of those individuals involved in the alleged improper activity, whether or not it turns out that improper acts occurred. Officers, employees and directors may report alleged illegal acts or a violation of this Code anonymously.

No reprisals will be taken or permitted against officers, employees or directors for good faith reporting of, or cooperating in the investigation of, alleged illegal acts or violations of this Code, solely for such reporting or cooperation.  It is a violation of this Code for officers, employees or directors to conduct reprisals in regard to officers or employees who have made a good faith report of, or cooperated in the investigation of, alleged illegal acts or violation of this Code, solely for such reporting or cooperation.

Officers or employees who violate the code or commit illegal acts are subject to discipline up to and including termination.  In addition, action may be taken to the full extent allowable under the law.  While reporting or cooperating as discussed herein may be considered in determining appropriate discipline, if warranted, officers or employees will not be absolved from their responsibility or from possible discipline for improper conduct simply by reporting or cooperating.  Any such discipline shall not constitute reprisal under this policy.

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Whistleblower Policy.  The Company’s Whistleblower Policy does not prevent an officer, employee or director from also reporting alleged or suspected violations of law to appropriate government agencies or other appropriate parties.  However, the Company strongly encourages employees and directors to report alleged violations to the Ethics Officer before reporting them to the government or others.  The Company has mechanisms to deal internally with claims of violations, and officers, employees and directors are encouraged to contact the Ethics Officer to discuss these claims.  Please refer to the “Whistleblower Policy” – Procedures for the Submissions of Complaints and Concerns Regarding Accounting, Auditing and Other Matters (including the Company’s Compliance Hotline 1-866-727-6698), which can be found on the Company’s internal website or on the public website at www.parpharm.com/governance.

IV.  GOVERNMENT REPORTS, INTERVIEWS AND INVESTIGATIONS

The Company and its officers, employees and directors must cooperate fully and promptly with appropriate government investigations into possible civil and criminal violations of the law.  It is important, however, that in this process the Company is able to protect the legal rights of the Company and its officers, employees and directors.  To accomplish these objectives, if an officer, employee or director is approached by any government official or agent making inquiries or requests for information, documents or interviews, the officer, employee or director should promptly contact the General Counsel, who will give advice relative to rights and obligations.  Ultimately, the decision regarding contact with a government investigator is up to the officer, employee or director, and the Company will not retaliate against any officer, employee or director who chooses to do so.  Contact is not required prior to speaking with certain government agencies about claims against the Company under employment, labor or occupational safety and health laws, unless the employee is in a management or supervisory position.  However, the Company has mechanisms to deal internally with such claims, and employees are encouraged to contact the individuals listed above to discuss these claims.

Records, which contain confidential information about the Company or its customers, are property of the Company.  Confidential information is defined in the Company’s Trade Secret, Non-Disclosure and Restrictive Covenant Agreement signed by employees upon hire.  Officers and employees do not have the authority to produce confidential records for a government investigator without permission from the Company.

Officers, employees and directors who participate in government interviews must give answers that are truthful, complete and unambiguous.

V. COMPLIANCE WITH LAW AND REGULATIONS

The Company’s business is subject to extensive governmental regulation.  It is the responsibility of employees to be familiar with the laws and regulations that relate to their duties and responsibilities and to comply with them.

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It is Company policy to comply with the antitrust and competition laws of each country in which the Company does business.  No employee of the Company shall engage in anticompetitive conduct in violation of any antitrust or unfair competition law.

The Company’s business with respect to development, manufacture, approval and marketing of pharmaceutical products is heavily regulated.  Because of the complex nature of many of these regulations, employees must take particular care to ensure that they are aware of appropriate regulatory requirements and take the necessary steps to comply with them.

The Company requires full compliance with applicable workplace safety, industrial hygiene and environmental standards mandated by law.

The Company is required by the securities laws to disclose to the public important information concerning the Company.  The Company’s CEO, CFO and senior financial officers are responsible for ensuring that the Company’s financial statements, public reports and communications contain disclosure that is full, fair, accurate, timely and understandable.  In that regard, the CEO, CFO and senior financial officers are responsible for establishing and maintaining effective disclosure controls and procedures and internal controls and procedures for financial reporting.

VI. PAYMENTS TO AND RELATIONSHIPS WITH HEALTHCARE PROFESSIONALS AND GOVERNMENT OFFICIALS

The Company officers, employees and directors shall comply with standards developed and adopted by relevant professional organizations with regard to the Company’s relationships with healthcare professionals.  The Company does not engage in marketing or promotion based on financial or other inducements to healthcare professionals.  The Company has developed the “Par Pharmaceutical Health Care Compliance Guide” (which can be found on the Company’s internal website) to provide officers, employees and directors with specific guidelines for conducting business and their job responsibilities in an ethical manner and within the parameters of the law.  This Guide explains the numerous laws, regulations and industry guidelines that apply to the Company’s promotional and educational activities.

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits offering, authorizing, promising, paying or giving anything of value, directly or indirectly, to foreign officials (including employees of state-owned or controlled companies or institutions), public international organizations, foreign political candidates or political parties (collectively, “government officials”) for the purpose of obtaining or retaining business, directing business to anyone or gaining an improper advantage.  The FCPA’s prohibitions are not limited to cash payments.  Gifts, travel, entertainment, commissions, shares, debt forgiveness or discounts, for example, may also be considered things of value for purposes of FCPA liability.

It is strictly prohibited to offer, authorize, promise or make illegal payments or to give anything of value to government officials of any country.  Any requests for payments or anything of value shall be reported immediately to your supervisor and the Ethics Officer. In addition, most jurisdictions have a number of laws and regulations regarding business gratuities which may be accepted by their government officials.  The promise, offer or delivery to a government official of a gift, favor or other gratuity in violation of these rules would not only

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violate Company policy but could also be a criminal offense.  The Ethics Officer can provide guidance to you in this area.

Federal, state and local laws and regulations govern Company relations with government officials and may prohibit or modify the practices governing the relationships with commercial accounts.  Persons employed by government departments and agencies are by law and regulation restricted from accepting entertainment, meals, gifts, gratuities and other items of value from companies or persons with whom those departments and agencies do business or over whom they have regulatory authority.  Accordingly, it is Company policy that employees not accept or provide gifts, gratuities, entertainment or favors to government officials, including purchase of meals, when the action may result in a conflict of interest (or an appearance of conflict of interest), such as an attempt to influence a government official’s actions or a violation of the government employee’s own rules.  Permissible exceptions include providing items of nominal value, such as refreshments, on occasion, in a business connection.

There are extensive conflict of interest laws and regulations regarding the employment or use of former military and civilian government personnel.  These rules extend to contact or negotiations with current government employees to discuss their potential employment by the Company or their use as consultants or subcontractors.  Conflict of interest laws and regulations must be fully and carefully observed.  When in doubt, consult Company policies and procedures, and share the facts of the situation with your supervisor or the Ethics Officer.

VII. USE OF COMPANY FUNDS AND PROPERTY; RECORD-KEEPING

• No Company funds or assets may be used for any unlawful purpose.  No employee may purchase privileges or special benefits through payment of bribes, illegal political contributions or other illicit payments.

• Every employee must safeguard Company property from loss or theft and may not take such property for personal use.  No employee should use the Company electronic communications system to access or post material that is pornographic, obscene, sexually-related, profane or otherwise offensive, intimidating or hostile.  The Company’s Internet Policy (which can be found on the Company’s internal website) sets forth in greater detail the conduct permitted or prohibited by employees when using the Company’s electronic communications system.

• No false or artificial entries shall be made in the books and records of the Company for any reason, and no employee shall engage in any arrangement that results in such a prohibited act, even if directed to do so by a superior.

• No payment shall be approved or made with the agreement or understanding that any part of such payment is to be used for any purpose other than that described by documents supporting the payment.

Records Retention Policy.  Company business records must be retained for the periods specified in the Company’s Records Retention Policy (which can be found on the Company’s internal website).  Records may be destroyed only at the end of the pertinent period.  In no case may documentation involved in a pending or threatened litigation, government inquiry or under

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subpoena or other information request be discarded or destroyed, regardless of the period specified in the Records Retention Policy.  In addition, no employee may destroy, alter, or conceal with an improper purpose, any record, or otherwise impede any official proceeding, either personally or in conjunction with, or by attempting to influence another person.

VIII. CONFLICTS OF INTEREST

The Company respects each employee’s right to engage in activities outside of the Company and encourages employees to be well-rounded, active and contributing citizens.  However, to avoid any actual or perceived conflict of interest, the Company asks that:

• Employees not become involved at any level in a business transaction that could be viewed as a conflict between the employee’s personal interest and those of the Company, or his/her role as an employee of the Company without prior approval by the Company.

• Employees not accept any outside employment that could interfere with the employee’s attendance or satisfactory performance of his/her duties at the Company without prior approval by the Company.

• Employees not accept (directly or indirectly) gifts, payments, fees, return services, discounts, privileges or favors of any type that in any fashion might appear to obligate or compromise the Company or such individual as an employee of the Company.

• Supervisors or managers not attempt to influence the hiring or employment of relatives or other persons by the Company’s clients, suppliers or providers.

If an employee has any outside interest or activities which he/she feels may be interpreted as a conflict of interest, the employee must review and discuss the activities with his/her supervisor or with the Senior Vice President, Human Resources.

IX. GIFTS FROM THIRD PARTIES

• Directors or employees who deal with suppliers, vendors and consultants must use good judgment and the highest standards of integrity consistent with Company policy.  The continued success of the Company is dependent upon our customers’ and suppliers’ trust, and we are dedicated to preserving that trust and confidence of the public.  Decisions made by directors or employees must not be influenced by personal favors or gifts.

• Directors and employees may accept gifts of nominal value (e.g. holiday gifts, plants, flowers, sporting, concert or theatre tickets) from suppliers, vendors, and consultants provided such gifts are part of the ordinary practice of the donor and are not conditioned, directly or indirectly, on influencing the director’s or employee’s behavior and/or decisions.

• All directors and employees are expected to exercise care in the acceptance of business meals, entertainment, and vendor sponsored events (e.g. golf tournaments, major sporting events).  Before accepting an invitation to a vendor sponsored event, an employee must receive approval from the most senior manager within that department.  Such activities

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should be infrequent, consistent with business practices and for the express purpose of enhancing a business relationship to the Company’s benefit.

• Directors and employees are prohibited from accepting cash or checks from third parties.

• In all cases, the receipt of any gift must be such that there is no appearance of impropriety.  If a disinterested third party would be likely to infer that it affected the judgment of a director or employee, then it is too much.

• All gifts, other than nominal gifts such as pens, memo pads, calendars, etc., must be reported to an employee’s supervisor.  If the employee is unsure of whether a gift is of nominal value, the employee should contact his/her supervisor for guidance.

X. INSIDER TRADING

To ensure fairness and public trust in the stock market, insider trading is prohibited by law.  Insider trading involves using for personal gain any financial, technical or other information that is not otherwise available to the general public.  Under the law, it is not necessary to actually engage in trading to violate the insider trading restrictions.  Providing inside information to others is also illegal.

Examples of “inside” information include, but are not limited to, information related to acquisitions and mergers, new contracts, new products, expansion plans, major management changes, dividend rates, earnings, stock splits, or other corporate developments.  Officers, employees, stockholders and directors (and their families) are obligated to abide by federal laws and regulations prohibiting trading in the securities markets based on inside information or communicating inside information about the Company or its competitors, customers or suppliers.

This policy is further detailed in the “Amended and Restated Policy Statement on the Prevention of Insider Trading, Selective Disclosure and Related Matters,” which can be found on the Company’s internal website or on the public website at www.parpharm.com/governance.

XI. COMPLIANCE WITH LAW AND CODE OF ETHICS

Employees are expected to comply with both the letter and the spirit of all applicable governmental rules and regulations and this Code of Ethics and to report any suspected violations of applicable governmental rules and regulations or this Code of Ethics to the Ethics Officer.  Employees should not conduct their own independent investigations.  No employee will be subject to retaliation because of a good faith report of a suspected violation.  If an employee fails to comply with this Code of Ethics or any applicable laws or regulations, the employee may be subject to disciplinary measures, up to and including discharge.

To report a violation of the Code of Ethics either contact the Ethics Officer or follow the procedures in the “Whistleblower Policy” – Procedures for the Submissions of Complaints and Concerns Regarding Accounting, Auditing and Other Matters (including the Company’s Compliance Hotline 1-866-727-6698), which can be found

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on the Company’s internal website or on the public website at www.parpharm.com/governance.

XII. NO RIGHTS CREATED

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company’s officers, employees and directors in the conduct of the Company’s business.  It is not intended to and does not create any rights in any officer, employee, director, customer, supplier, competitor, stockholder or any other person or entity.

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ACKNOWLEDGEMENT FORM

I have received and read the Code of Ethics for the Company and I understand its contents.  I agree to comply fully with the standards contained in the Code of Ethics and the Company’s related policies and procedures.  I understand that I have an obligation to report to the Ethics Officer any suspected violations of the Code of Ethics.

_________________________

Printed Name

_________________________

Signature

__________________________

Date

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